UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SB Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

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2020 Proxy Statement

SB FINANCIAL GROUP, INC.

401 Clinton Street

Defiance, Ohio 43512

(419) 783-8950

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Defiance, Ohio

March 6, 2020

Dear Shareholders:

The 36th Annual Meeting of Shareholders (the “Annual Meeting”) of SB Financial Group, Inc. (“SB Financial”) will be held on Wednesday, April 15, 2020, at 10:30 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	To elect three (3) directors, each to serve for a term of three years.

2.	To ratify the appointment of BKD, LLP as the independent registered public accounting firm of SB Financial for the fiscal year ending December 31, 2020.

3.	To consider and vote upon a non-binding advisory resolution to approve the compensation of SB Financial’s named executive officers.

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

Your Board of Directors recommends that you vote “FOR” the election as SB Financial directors of the nominees listed in SB Financial’s proxy statement for the Annual Meeting, and “FOR” Proposals 2 and 3.

This year’s Annual Meeting will again be held “virtually” through a live webcast. Shareholders will be able to vote and submit questions by visiting www.virtualshareholdermeeting.com/SBFG2020 and participating live in the webcast. A secure control number that will allow you to participate in the meeting electronically can be found on the enclosed proxy card.

Shareholders of record at the close of business on February 21, 2020 are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment(s) thereof. All shareholders are cordially invited to participate in the Annual Meeting. Whether or not you plan to participate in the Annual Meeting virtually, it is important that your Common Shares be represented. Accordingly, you are encouraged to vote electronically via the Internet in advance of the Annual Meeting in accordance with the instructions on the enclosed proxy card. Alternatively, please fill in, date, sign and return your proxy card promptly.

By Order of the Board of Directors,

/s/ Mark A. Klein
Mark A. Klein
Chairman, President & CEO
SB Financial Group, Inc.

SB FINANCIAL GROUP, INC.

401 Clinton Street

Defiance, Ohio 43512

(419) 783-8950

PROXY STATEMENT FOR

THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 15, 2020

GENERAL INFORMATION

This proxy statement and related materials are being made available to shareholders of SB Financial Group, Inc. (the “Company”, “SB Financial” or “SBFG”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 15, 2020, at 10:30 a.m., Eastern Daylight Savings Time, and at any adjournment(s) thereof. The Annual Meeting will be hosted at the Company’s headquarters located at 401 Clinton St., Defiance, Ohio 43512, and will be held “virtually” through a live webcast at www.virtualshareholdermeeting.com/SBFG2020. Shareholders may attend the Annual Meeting in person or may participate by accessing the Annual Meeting online, voting their shares electronically and submitting questions online during the meeting. To participate in the live webcast of the Annual Meeting, you will need your unique control number, which is provided on your proxy card, to enter the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON APRIL 15, 2020

The Company’s Notice of Annual Meeting, this proxy statement, and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2019, are each available at http://www1.snl.com/irweblinkx/FinancialDocs.aspx?iid=101021.

Copies of the Company’s Annual Report on Form 10-K for the 2019 fiscal year may be obtained at the Company’s website at www.YourSBFinancial.com by first clicking, “Corporate Governance” and then “SEC Filings”. Or, you can obtain paper copies, without charge, by sending a written request to: Anthony V. Cosentino, Chief Financial Officer, SB Financial Group, Inc., 401 Clinton Street, Defiance, OH 43512.

The Company is furnishing proxy materials for the Annual Meeting over the Internet to certain shareholders of the Company, who will receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy card and the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2019 (the “2019 fiscal year”), which includes the audited consolidated financial statements of the Company for the 2019 fiscal year (the “Annual Report”). The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Company’s proxy materials over the Internet and how shareholders can receive a paper copy of the proxy materials. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice is not itself a proxy card.

On or about March 6, 2020, the Company will mail to all holders of record of common shares of the Company (“Common Shares”) as of February 21, 2020 (the “Record Date”) either (1) a copy of the Notice of Annual Meeting of Shareholders, this proxy statement, the form of proxy card and the Annual Report, or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access the Company’s proxy materials on the Internet.

Only holders of record of the 7,864,652 Common Shares of the Company eligible to vote as of the Record Date are entitled to receive notice of and to vote at the Annual Meeting. Each such holder is entitled to one vote for each Common Share held as of the Record Date with respect to all matters acted upon at the Annual Meeting. The shares represented by all properly executed proxies submitted to the Company will be voted as designated. Each person giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Secretary of the Company at the address listed above, or by giving notice of revocation at the meeting. The last-dated proxy you submit by any means will supersede any previously submitted proxy. If your Common Shares are held in “street name” and you have instructed your broker, financial institution or other nominee to vote your Common Shares, you must follow directions received from your broker, financial institution or other nominee to change your vote. No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting.

Annually, the Company provides each registered shareholder at a shared address, not previously notified, with a separate notice of the Company’s intention to “household” proxy materials. Only one copy of the Notice of Annual Meeting of Shareholders and this proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to previously notified multiple registered shareholders who share an address unless the Company has received contrary instructions from one or more of the shareholders. Registered shareholders who share an address and would like to receive a separate copy of the Annual Report, this proxy statement and/or Notice of Internet Availability of Proxy Materials delivered to them, or have questions regarding the householding process, may contact Investor Relations by calling 419-783-8920 or 419-785-3663, or by forwarding a written request addressed to SB Financial Group, Inc., Attention: Investor Relations, 401 Clinton Street, Defiance, Ohio 43512. Promptly upon receipt of a request, an additional copy of the Annual Report, this proxy statement and/or Notice of Internet Availability of Proxy Materials, as applicable, will be sent. By contacting Investor Relations, registered shareholders sharing an address can also (i) notify the Company that the registered shareholders wish to receive separate annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future if they are receiving multiple copies. Beneficial shareholders, who hold Common Shares through a broker, financial institution or other nominee, should contact their broker, financial institution or other nominee for specific information on the householding process as it applies to their accounts.

VIRTUAL MEETING INFORMATION

Again this year, we will be hosting a virtual Annual Meeting. Shareholders will be able to participate in the Annual Meeting online via live webcast. Provided below is the summary of the information that you will need to participate in the Annual Meeting:

●	Shareholders can participate in the Annual Meeting via live webcast over the Internet at www.virtualshareholdermeeting.com/SBFG2020.

●	You will need your unique control number, which is provided on your proxy card, to enter the Annual Meeting.

●	The webcast of the Annual Meeting will begin at 10:30 a.m., Eastern Daylight Savings Time, on April 15, 2020.

●	Shareholders will have the ability to vote and submit questions during the Annual Meeting webcast.

●	Instructions as to how to participate via the Internet, including how to verify stock ownership, are available at www.virtualshareholdermeeting.com/SBFG2020.

●	If you have questions regarding how to participate via the Internet, you may call Mark A. Klein, Chairman, President and CEO at 419-783-8920 or Anthony V. Cosentino, CFO at 419-785-3663.

●	Replay of the Annual Meeting webcast will be available until April 15, 2021.

We will be hosting the virtual Annual Meeting at our headquarters located 401 Clinton Street, Defiance, Ohio 43512, and shareholders may attend the Annual Meeting and vote in person if they so choose.

VOTING INFORMATION

Whether or not you plan to participate in the Annual Meeting, you may ensure your representation by voting your Common Shares by one of the following methods:

●	by submitting a traditional paper proxy card;

●	by submitting a proxy via the Internet prior to the Annual Meeting; or

●	by participating in the Annual Meeting online and voting electronically during the meeting; or

●	by participating in the Annual Meeting online and voting electronically during the meeting, or by attending the Annual Meeting at 401 Clinton St., Defiance, Ohio and voting in person.

Submitting a Proxy via the Internet. You may submit a proxy via the Internet by following the instructions set forth on the form of proxy card or the Notice of Internet Availability of Proxy Materials. If your Common Shares are registered in the name of a broker, financial institution or other nominee (i.e., you hold your Common Shares in “street name”), your nominee may allow you to submit a proxy via the Internet. In that case, the voting form your nominee sent you will provide instructions for submitting your proxy via the Internet. For shareholders whose Common Shares are registered in the name of a broker, financial institution or other nominee, please consult the instructions provided by your nominee for information about the deadline for submitting a proxy via the Internet.

Voting Electronically during the Annual Meeting. If you participate in the live webcast of the Annual Meeting, you will have the opportunity to vote your Common Shares electronically during the Annual Meeting webcast. Shareholders can participate in the Annual Meeting via live webcast and vote electronically over the Internet at www.virtualshareholdermeeting.com/SBFG2020.

In accordance with company policy, proxy cards, ballots and voting instructions that identify individual shareholders will be kept confidential. Exceptions to this policy, however, may be necessary in limited instances to comply with applicable legal requirements and, in the event of a contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting.

Quorum Requirement for the Annual Meeting

Under the Company’s Amended and Restated Regulations (the “Regulations”), a quorum is a majority of the Common Shares outstanding. Holders of Common Shares may be present in person, including via participation in the online webcast or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes will be counted as being present for purposes of determining the presence of a quorum.

In general, broker non-votes occur when Common Shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote such Common Shares on the proposal(s). Brokers have discretionary authority to vote their customers’ Common Shares on “routine” proposals, even if they do not receive voting instructions from their customers. Brokers cannot, however, vote their customers’ Common Shares on “non-routine” matters without instructions from their customers. Pursuant to applicable stock exchange rules, the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2) is the only routine matter. The election of directors and each of the other Proposals are considered non-routine matters and, therefore, your broker may vote on these matters only if you provide voting instructions.

Cost of Proxy Solicitation

The Company will bear the costs of preparing, printing and delivering this proxy statement, the form of proxy card and any other related materials, as well as all other costs incurred in connection with the solicitation of proxies on behalf of the Board (other than the Internet usage charges incurred if a shareholder appoints a proxy electronically). Proxies will be solicited by U.S. mail and electronic mail and may be further solicited, for no additional compensation, by officers, directors or employees of the Company and its subsidiaries by further mailing and/or electronic mail, by telephone or by personal contact. The Company will also pay the standard charges and expenses of brokers, voting trustees, financial institutions and other custodians, nominees and fiduciaries who are record holders of Common Shares not beneficially owned by them, for forwarding materials to and obtaining proxies from the beneficial owners of Common Shares entitled to vote at the Annual Meeting.

Your Vote Is Important. Your prompt cooperation in voting your Common Shares is greatly appreciated.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Regulations of the Company, three directors will be elected at the Annual Meeting for terms of three years. The Board proposes that each of the three director nominees identified below be re-elected for a new term of three years expiring in 2023. Each of these nominees was approved by the Board upon the recommendation of the Governance and Nominating Committee.

Each individual elected as a director at the Annual Meeting will hold office for a term of three years and until his or her successor is elected and qualified, or until his or her earlier resignation, removal from office or death. Pursuant to the procedures set forth under the Regulations and Ohio law, the three nominees who receive the greatest number of votes will be elected as directors of the Company. Common Shares represented by properly submitted proxies will be voted FOR the election of the Board’s nominees unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or may withhold the authority to vote for one or more nominees. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes, but will not be counted toward the election of the individual nominees for whom the authority to vote has been withheld. If a nominee becomes unavailable or unable to serve as a director for any reason prior to the Annual Meeting, the individuals designated as proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named below will not serve if elected.

The Board of Directors proposes the election of the following persons, all of whom were recommended by the Governance and Nominating Committee, to three-year terms that will expire in 2023:

Name	Age	Position(s) Held	Director Since
Robert A. Fawcett, Jr.	78	Director, SBFG and State Bank	1992
Gaylyn J. Finn	71	Director, SBFG and State Bank	2010
Rita A. Kissner	74	Director, SBFG and State Bank	2004

YOUR BOARD RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES

The following directors will continue to serve after the Annual Meeting for the terms indicated:

Name	Age	Position(s) Held	Director Since	Term Expires
George W. Carter	60	Director, SBFG and State Bank	2013	2021
Richard L. Hardgrove	81	Lead Independent Director, SBFG and State Bank	2004	2022
Tom R. Helberg	60	Director, SBFG and State Bank	2018	2021
Mark A. Klein	65	Director, Chairman, President and Chief Executive Officer, SBFG and State Bank	2010	2022
William G. Martin	53	Director, SBFG and State Bank	2014	2022
Timothy J. Stolly	62	Director, SBFG and State Bank	2010	2021

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

The following gives certain information, as of the Record Date, concerning each nominee for election as a director of the Company and each director whose term will continue after the Annual Meeting. The following also provides an overview of certain specific skills that qualify each of our current directors and director nominees to serve as a director or to be nominated for re-election as a director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

Mr. Carter has over 32 years of experience in the utility industry. He currently serves as President and Chief Executive Officer of the Paulding Putnam Electric Cooperative, an electric utility serving Ohio and Indiana, and has held that position since 2005. Mr. Carter also serves as a Director of Buckeye Power Inc., an electric generation cooperative that has assets of $2 billion, and serves on its executive and audit committees. He also serves as a director of United Utility Supply, a materials supply company. Mr. Carter is an active member of his community, currently serving on the Paulding County Economic Development board and formerly served as a board member and past President of the United Way of Paulding County. He also serves on the board of the Regional Growth Partnership, Toledo, OH. Mr. Carter was appointed to the Boards of Directors of the Company and State Bank in 2013. He currently is the Chairman of the Loan Review Committee and also serves on the Compensation Committee.

Mr. Fawcett previously owned and operated a medium-sized insurance business for over 30 years. He brings entrepreneurial and business leadership to the Board. He also has significant board service experience, having served on the boards of directors of numerous for-profit and non-profit organizations. Mr. Fawcett currently serves as a director of the Putnam County DD Housing Board. Mr. Fawcett has been a director of the Company and State Bank since 1992. He currently serves on the Governance and Compensation Committees.

Mr. Finn brings to the Board an extensive financial and risk management background. He served as Treasurer and Associate Vice President for Finance for Bowling Green State University until 2008. While serving at Bowling Green State University, Mr. Finn was responsible for receipts, disbursement, financial reporting and investing functions of the university as well as the risk management function. He is a holder of a CPA certificate (currently inactive) and previously worked for a large public accounting firm. Mr. Finn also served as a corporate controller for seven years. He has over 34 years’ experience as a financial executive in the for-profit and non-profit arenas. He currently serves as trustee of the Wood County Hospital while providing leadership as past Chairman in 2014 and 2015. He also serves on the finance committee of The Cocoon Shelter, a non-profit organization. Mr. Finn’s experience in finance has qualified him as an “audit committee financial expert” under Securities and Exchange Commission (“SEC”) guidelines. Mr. Finn has been a director of the Company and State Bank since 2010. He currently is the Chairman of the Audit Committee and also serves on the Board’s Loan Review Committee.

Mr. Hardgrove brings an extensive background in finance and financial institution management. He has over 50 years of banking experience, during which he served as the CEO of three different banks with assets of $500 million to $5 billion, as well as serving 16 years as the CEO of a bank holding company. As CEO of financial institutions, he led these financial institutions through a number of successful mergers. Mr. Hardgrove also formerly served as the Deputy Superintendent of Banks for the State of Ohio. He has served as a bank director for 40 years. Mr. Hardgrove currently serves as Lead Independent Director of the Company and State Bank. Mr. Hardgrove has been a director of the Company and State Bank since 2004. He is a member of the Compensation Committee and the Governance and Nominating Committee.

Mr. Helberg has extensive knowledge and experience in real estate law. He is of counsel specializing in real estate related matters at the law firm of Liebenthal Levine Ltd in Toledo, OH. He has also served as the General Manager, Legal Counsel and Principal of a commercial real estate development and investment company since 1984. Mr. Helberg has significant board service experience having served on the boards of directors of numerous for-profit and non-profit organizations. Prior to his appointment to the Board of the Company and State Bank, Mr. Helberg served on State Bank’s Toledo Advisory Board. He currently is a member of the Toledo, OH and American Bar Associations and a Director of the Toledo Hospital Foundation Board. Mr. Helberg formerly served on the Board of Directors of two mid-west Ohio banks. Mr. Helberg was appointed as a director of the Company and State Bank in February 2018 and is a member of the Audit and Compensation Committees.

Ms. Kissner has broad knowledge of finance and leadership in local government. Her diverse professional background includes having served as Mayor of Defiance, a mid-sized Northwest Ohio town, as well as finance director and auditor. She exercised her leadership skills as the former Main Street Director of the Defiance Development and Visitors Bureau, and she also currently serves as a trustee and past Board Chair of Defiance College. Ms. Kissner has been a director of the Company and State Bank since 2004. Ms. Kissner currently serves on the Audit Committee and is Chairperson of the Board’s Compensation Committee.

Mr. Klein brings extensive experience in the financial institution industry. He was appointed Chairman, President and CEO of the Board of Directors of SB Financial Group, Inc. in 2015.  Previously, he served as President and CEO of SB Financial Group, Inc. since 2010 and State Bank since 2006. Mr. Klein is a graduate of Defiance College in Defiance, Ohio with a Bachelor of Science Degree in Finance.  He is a graduate of the University of Wisconsin – Madison Graduate School of Banking, and received his Master of Business Administration (MBA) from Bowling Green State University.  Mr. Klein is currently pursuing a Certificate of Management Excellence at Harvard Business School. Prior to joining the Company and State Bank, he was Senior Vice President Private Banking of Sky Bank, Toledo, Ohio from 2004 to January 2006, and Vice President and Team Leader of Sky Bank, Toledo, Ohio from 2000 to 2004. From 1994 to 1999, he was Executive Vice President and Senior Lender at a $450 million Sky Bank affiliate. Mr. Klein served as the past Chair of the ProMedica Defiance Regional Hospital Board.  He previously served as a board member of the Defiance City Schools for 20 years while serving as its president for four terms.  In 2013, Governor Kasich appointed Mr. Klein to serve on the State of Ohio Banking Commission and served until 2018.  In 2015, he joined the Defiance College Board of Trustees.  In March 2017, Mr. Klein was named to serve on the Federal Reserve Bank of Cleveland’s Fourth District, Community Depository Institutions Advisory Council (CDIAC) and served until 2020.  The CDIAC provides insight to the Cleveland Reserve Bank from the prospective of community depository institutions. In June 2017, Mr. Klein was appointed to serve as a representative of the Ohio Bankers’ League to the Graduate School of Banking at Wisconsin’s Banker Advisory Board. Mr. Klein is active in his community including his involvement in Defiance 2100; a diverse group of community leaders driving economic progress. He now serves on the local Community Investment Corporation Board. He is also a past member of the Defiance Area Foundation and Defiance City School Foundation.

Mr. Martin has extensive background in finance and leadership within his community. He has over 30 years’ experience in finance and has been a certified public accountant since 1993 (currently inactive). He started his career at a “Big 8” accounting firm and held the position of Controller at a furniture company. Mr. Martin is currently President of Spangler Candy Company, a 114 year old family-owned private candy making company headquartered in Bryan, Ohio where he has been employed for the past 21 years. As President, Mr. Martin is responsible for the overall strategic and tactical direction of Spangler Candy Company as well as the accomplishment of stated objectives. Mr. Martin is very community involved serving as past treasurer of the Bryan Athletic Boosters and past Chairman of the Bryan Area Foundation. Mr. Martin was appointed as a director of the Company and State Bank in 2014. Mr. Martin currently serves on the Company’s Governance and Nominating Committee and also Chairman of State Bank’s Executive Loan Committee.

Mr. Stolly brings to the Board over 41 years’ experience in the insurance industry, as well as a strong sales and services background as a true entrepreneur with a strong business acumen. Mr. Stolly is very community involved. He currently serves on the Lima Interfaith Senior Housing board and was past President, was past President of the Shawnee Country Club and serves on the board of Heat Treat Technology, Inc. Mr. Stolly has been a director of the Company and State Bank since 2010. He currently is Chairman of the Board’s Governance and Nominating Committee and serves on the Company’s Audit Committee.

CORPORATE GOVERNANCE

Director Independence

The Board has reviewed, considered and discussed each director’s relationships, both direct and indirect, with the Company and its subsidiaries, including those described under the heading “TRANSACTIONS WITH RELATED PERSONS” beginning on page 27 of this proxy statement. As part of its review, the Board has considered and discussed the compensation and other payments, if any, each director has, both directly and indirectly, received from or made to the Company and its subsidiaries in order to determine whether such director qualifies as independent based on the definition of an “independent director” set forth in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”).

The Board has affirmatively determined that the Board has at least a majority of independent directors, and that each of the following individuals who currently serve as directors, or who served as a director of the Company during the 2019 fiscal year, has and had no financial or personal relationships, either directly or indirectly, with the Company or its subsidiaries (other than compensation as a director of the Company and its subsidiaries, banking relationships in the ordinary course of business with the Company’s banking subsidiaries and ownership of the Company’s Common Shares as described in this proxy statement) and thus qualifies as an “independent director” under NASDAQ Marketplace Rule 5605(a)(2): George W. Carter, Robert A. Fawcett, Jr., Gaylyn J. Finn, Richard L. Hardgrove, Tom R. Helberg, Rita A. Kissner, William G. Martin and Timothy J. Stolly. The Board has determined that Mark A. Klein does not qualify as an independent director because he currently serves as an executive officer of the Company and certain of its subsidiaries.

Director Qualifications and Review of Director Nominees

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Governance and Nominating Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board, and works to attract candidates with those qualifications. The Governance and Nominating Committee has adopted a written policy regarding qualifications of directors. Pursuant to this policy, individuals who are nominated for election to the Board must possess certain minimum personal and professional qualities, including, without limitation, personal integrity and ethical character; demonstrated achievement in business, professional, governmental, communal, scientific or educational fields; sound judgment borne of management or policy-making experience; and a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company. The policy also requires the Governance and Nominating Committee to consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

The Governance and Nominating Committee considers candidates for the Board from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee does not evaluate candidates differently based on who has made the recommendation or the source of the recommendation. The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms.

The Company does not have a formal policy that requires the consideration of diversity in identifying nominees for election to the Board. However, the Governance and Nominating Committee’s policy regarding qualifications of directors provides that the Company will seek to promote through the nominations process appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

The Board believes that each nominee and current Board member brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, insurance, accounting and finance, real estate, marketing and government.

Board Leadership Structure and Role in Risk Oversight

In April of 2015, the Board of Directors elected to combine the roles of Chief Executive Officer and Chairman and appointed Mark A. Klein as Chairman of the Board. This decision was based upon a variety of factors, including the composition of the Board, which is comprised of all independent directors other than Mr. Klein, and Mr. Klein’s demonstrated leadership qualities and extensive knowledge and experience with respect to the banking industry in general and the Company’s operations in particular. Based on the foregoing, the Board of Directors determined that Mr. Klein was in the best position to fill the strategic role of Chairman of the Board, and the Board of Directors continues to believe this to be the case.

To also provide independent leadership for the Board, the Board appointed Richard L. Hardgrove to serve as Lead Independent Director upon Mr. Klein’s appointment as Chairman in April of 2015. The Lead Independent Director’s duties include acting as a liaison between the Board and management, approving the agenda for each Board meeting, leading the annual evaluation of the Chairman and CEO and acting as the Chairman for executive sessions of the Board. Because the Board is comprised of other strong independent directors and conducts regular executive sessions, which are led by the Lead Independent Director, the Board believes that its current leadership structure is appropriate.

The Board of Directors is responsible for consideration and oversight of risks facing the Company and is responsible for ensuring that material risks are identified and managed appropriately. Several oversight functions are delegated to committees of the Board with such committees regularly reporting to the full Board the results of their respective oversight activities. For example, the Audit Committee meets periodically with management in order to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. As part of this process, the Audit Committee reviews management’s risk-assessment process and reports its findings to the full Board. Also, the Compensation Committee periodically reviews the most important enterprise risks to ensure that compensation programs do not encourage excessive risk-taking.  Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or Board committees.

Nominations of Directors

Shareholders may recommend director candidates for consideration to the Governance and Nominating Committee by writing to Richard L. Hardgrove, Lead Independent Director of the Company, or Mark A. Klein, Chairman, President and Chief Executive Officer of the Company. To be considered, recommendations must be received at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512, no later than June 30th of the year preceding the Annual Meeting and must state the qualifications of the proposed candidate.

Shareholders may also nominate an individual for election as a director of the Company by following the procedures set forth in the Regulations. Pursuant to the Regulations, all shareholder nominations must be made in writing and delivered or mailed (by first class mail, postage prepaid) to Keeta J. Diller, Secretary of the Company at the Company’s principal office located at 401 Clinton Street, Defiance, Ohio 43512. To nominate an individual as a director for an Annual Meeting, the nomination must be received by the Secretary of the Company on or before the later of (a) the February 1st immediately preceding the date of the Annual Meetings or (b) the 60th day prior to the first anniversary of the most recent Annual Meeting at which directors were elected. However, if the Annual Meeting is not held on or before the 31st day following the first anniversary of the most recent Annual Meeting at which directors were elected, nominations must be received by the Secretary of the Company within a reasonable time prior to the date of the Annual Meeting. Nominations for a special meeting of shareholders at which directors are to be elected must be received by the Secretary of the Company no later than the close of business on the 7th day following the day on which the notice of the special meeting was mailed to shareholders. In any event, each nomination must contain the following information: (a) the name, age and business or residence address of each proposed nominee; (b) the principal occupation or employment of each proposed nominee; (c) the number of Common Shares owned beneficially and of record by each proposed nominee and the length of time the proposed nominee has owned such shares; and (d) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Communications with the Board

Shareholders may initiate communication with the directors of the Board. Any shareholder wishing to do so may write to the Board of Directors or to specified individual directors at the Company’s principal business address, 401 Clinton Street, Defiance, OH 43512. Any shareholder communication so addressed will be delivered to the director or a member of the group of directors to whom it is addressed or to the Lead Independent Director and/or Chairman if addressed to the Board of Directors. In addition, communication via the Company’s website at www.YourSBFinancial.com may be used. There is no screening process in respect to shareholder communications. All shareholder communications received by an officer of SB Financial for the attention of the Board of Directors or specified individual directors are forwarded to the appropriate members of the Board.

MEETINGS AND COMMITTEES OF THE BOARD

Each member of the Board is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholder meetings. The Board met 13 times during 2019, of which all were regularly scheduled meetings. Each director attended 75% or more of the aggregate of the number of meetings held by the Board and the number of meetings held by the Board committees on which he or she served during 2019. The Board has four standing committees: Audit, Compensation, Governance and Nominating and Loan Review. In accordance with the NASDAQ Marketplace Rules, the independent directors meet in executive session as appropriate matters for their consideration arise. The Company encourages all incumbent directors and director nominees to attend each Annual Meeting. All of the incumbent directors and director nominees attended the Company’s last Annual Meeting held on April 17, 2019.

The Board’s standing committees of independent directors facilitate and assist the Board in the execution of its responsibilities. Each of these committees operates under a written charter, which is available on the Company’s website at www.YourSBFinancial.com by first clicking “Corporate Governance”, and then “Supplementary Info.”

Director	Audit Committee Member	Compensation Committee Member	Governance and Nominating Committee Member	Loan Review Committee Member
George W. Carter		X		X (Chair)
Robert A. Fawcett Jr.		X	X
Gaylyn J. Finn	X (Chair)			X
Richard L. Hardgrove		X	X
Tom R. Helberg	X	X
Rita A. Kissner	X	X (Chair)
Mark A. Klein
William G. Martin			X
Timothy J. Stolly	X		X (Chair)

Number of meetings held – 2019	4	2	4	4

Audit Committee

The function of the Audit Committee is to assist the Board in its oversight of:

●	the accounting and financial reporting principles and policies and the internal accounting and disclosure controls and procedures of the Company and its subsidiaries;

●	the Company’s internal audit function;

●	the certification of the Company’s quarterly and annual financial statements and disclosures; and

●	the Company’s consolidated financial statements and the independent audit thereof.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee evaluates the independence of the independent registered public accounting firm on an ongoing basis. Additionally, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to the Company or any of its subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Board has determined that each member of the Audit Committee is able to read and understand financial statements, including the Company’s balance sheets, income statements and cash flow statements, and is qualified to discharge his or her duties to the Company and its subsidiaries. In addition, the Board has determined that Gaylyn J. Finn qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of Regulation S-K promulgated by the SEC by virtue of his service as the Treasurer and Associate Vice President for Finance of Bowling Green State University prior to his retirement and his CPA certification (currently inactive).

Compensation Committee

The function of the Compensation Committee is to review and recommend to the Board the salary, bonus and other compensation to be paid to, and the other benefits to be received by, the Company’s named executive officers (“NEOs”). In addition, the Compensation Committee evaluates and makes recommendations regarding the compensation of the directors, including their compensation for services on Board committees. The Compensation Committee also administers the Company’s stock incentive plans. A full listing of the Compensation Committee’s duties and responsibilities is set forth in the Compensation Committee’s charter, a copy of which is available on the Company’s website at www.YourSBFinancial.com by first clicking “Corporate Governance”, and then “Supplementary Info.”

Governance and Nominating Committee

The function of the Governance and Nominating Committee is to assist the Board in identifying qualified individuals to become directors of the Company and its subsidiaries, determining the composition of the boards of directors and their committees, monitoring a process to assess the effectiveness of the boards of directors and their committees and developing and implementing the Company’s corporate governance guidelines. The Governance and Nominating Committee also evaluates the performance of the current members of the boards of directors of the Company and its subsidiaries on an annual basis. Members of the boards of directors participate in director education programs throughout the year. Education activities may include participation in conferences, seminars, or webinars conducted from time to time by national or state associations or industry experts.

Loan Review Committee

The function of the Loan Review Committee is to assist the Board in fulfilling its oversight responsibilities of credit quality at State Bank. The Loan Review Committee is comprised of independent directors who are not involved in the loan approval process at State Bank, except when full Board approval is required due to the nature or size of a particular credit being presented.

COMPENSATION OF EXECUTIVE OFFICERS

Summary

The following discusses our executive compensation program for our NEOs listed below and describes the process followed by the Compensation Committee for making pay decisions, as well as its rationale for specific compensation related decisions with respect to the compensation of our NEOs and other executive officers in 2019.

The Company has no direct employees. All officers and other employees performing services for SBFG are employees of the State Bank (the “Bank”). The Compensation Committee is a committee of the Board of Directors, composed solely of independent directors, and is responsible for developing the Bank’s executive compensation principles, policies and programs and approving the compensation to be paid to the Chief Executive Officer, Chief Financial Officer and each of the other NEOs of the Company and the Bank. The Compensation Committee consults with Mark A. Klein, Chairman, President and Chief Executive Officer, concerning executive officer compensation, however, he does not participate in the deliberations regarding his compensation as Chairman, President and Chief Executive Officer.

The primary objectives of the Bank’s executive officer compensation programs are to:

●	Maintain a compensation program that is equitable in a competitive marketplace.

●	Provide opportunities that integrate compensation with the Company’s annual and long-term performance goals.

●	Encourage achievement of strategic objectives and creation of shareholder value.

●	Recognize and reward individual initiative and achievements.

●	Maintain an appropriate balance between base salary and short and long-term incentive opportunity.

●	Allow the Company to compete for, retain, and motivate talented executives critical to its success consistent with its quality of life philosophy.

The total compensation package for executive officers of the Company and the Bank includes: base salary, short-term incentives (cash), long-term incentives (equity) and supplemental benefits such as Supplemental Executive Retirement Plan (“SERP”) and supplemental disability benefits. The long-term incentive opportunities may consist of equity incentives under the Company’s 2008 and 2017 equity incentive plans. Executive officers also receive other employee benefits, such as health and life insurance, that are generally available to all employees. Generally, the NEOs of the Bank, with the exception of The Chairman, President and CEO, are employed “at will” without severance agreements or employment contracts. The Company believes that its compensation levels and structure, as well as the Company’s culture and intangibles, alleviate the need for the Company to utilize employment agreements with NEOs other than its President and CEO. However, the Company has entered into Change in Control Agreements with other NEOs that provide them with protection in the form of severance payments in the case of a change-in-control related termination of employment. For additional information, see “AGREEMENTS WITH EXECUTIVE OFFICERS - CHANGE IN CONTROL AGREEMENTS” beginning on page 19 of this proxy statement.

Since 2013, the Company has held a “say-on-pay” advisory shareholder vote on the compensation of the Company’s NEOs at the Annual Meeting each year. These “say-on-pay” proposals have been approved by a significant majority of the Common Shares voted at each of the last seven Annual Meetings. At the 2019 Annual Meeting, 94.45% of the Common Shares voted on the “say-on-pay” proposal (including abstentions but excluding broker non-votes) voting in favor of the non-binding advisory vote on executive compensation.

While the advisory vote was only one of several factors that influenced the Company’s executive compensation decisions and policies for 2019, the Compensation Committee viewed the results of this advisory vote as a continued indication that shareholders are in general support of the Company’s compensation philosophy and policies. Based on the results of the 2019 “say-on-pay” vote, no specific component of the executive compensation program was altered from fiscal year 2018. The Compensation Committee and the Company’s Board of Directors believe that the Company’s executive compensation has been appropriately tailored to its business strategies, aligns pay with performance, and reflects best practices regarding executive compensation. The Compensation Committee will continue to consider shareholder sentiments about the Company’s core principles and objectives when determining executive compensation going forward.

Compensation Philosophy

The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific, long-term and strategic goals set by the Company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. In general, for short and long-term incentive plans, the Company targets the 50th percentile (median) of its peer group when performance expectations are met, and targets the upper quartile (75th percentile) when performance expectations are exceeded. The Compensation Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain quality employees in key positions. The Compensation Committee attempts to ensure that the compensation provided to key employees of the Company and its subsidiaries, including the NEOs, remains competitive relative to the compensation paid to similarly situated employees at comparable companies. The Compensation Committee further believes that such compensation should include both cash and equity-based compensation that rewards performance as measured against established goals.

Engagement of Independent Compensation Consultant

The Compensation Committee has the sole authority to engage the services of any compensation consultant or advisor.

It is the policy of the Compensation Committee to conduct a periodic, independent review of the Company’s compensation programs to verify the reasonableness of its compensation programs for executives, directors and key officers as compared to peer groups and all applicable federal and state laws, rules and regulations. The independent reviews are conducted by a firm or individual who does not provide other services or products to the Company. In addition, the independent firm must not have any other personal or business relationships with any Board member or any officer of the Company. The Compensation Committee considers all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, in determining that the work performed by its compensation consultants does not raise a conflict of interest.

In 2018, the Compensation Committee engaged the services of Blanchard Consulting Group (“BCG”), a nationally recognized independent banking compensation consulting company. This 2018 engagement focused on a board of director compensation study, as well as a study focusing on all aspects of executive total compensation, including base salaries, cash incentives/bonuses, equity incentives and grants, other compensation and perquisites, and executive benefits and retirement programs. The information and analyses provided by BCG was used by the Compensation Committee in making its compensation decisions for the 2019 fiscal year.

As part of this executive total compensation review, BCG utilized a peer group of twenty (20) publicly traded banks. The peer group was developed jointly by BCG and the Company. The Company’s peer group was comprised of public banks with similar attributes to the Company, such as: asset size, geography, and a similar business model. The peer group focused on banks with assets between $600 million and $2.0 billion as of 2017 fiscal year-end (2017Y) and located in Indiana, Kentucky, Michigan, Ohio, and Pennsylvania, along with historical peers located in Missouri and Wisconsin. The same peer group was used in the Board Compensation Review, also conducted in 2018, by BCG. The peer group is slightly larger in median assets compared to the Company at year-end 2017, but this was intentional based on the Bank’s growth goals in 2018 along with the fact that the Bank has $2.3 billion assets under care (including $0.4 billion for wealth management and a real estate mortgage portfolio of $1 billion). These BCG studies on board of director and executive compensation contained peer group information on total compensation, but also included additional banking industry survey data and banking industry trend information. The industry survey and trend information was derived from BCG databases and surveys that focus almost exclusively on the banking marketplace. The results/findings from the board and executive studies were used to assist the Compensation Committee with its compensation decisions in 2018.

A listing of the specific peer group banks utilized in the 2018 studies are provided below.

Peer Group Banks

The peer group banks utilized in the executive total compensation review included the following:

Company	Location
Macatawa Bank Corporation	Holland, MI
Southern Missouri Bancorp, Inc.	Poplar Bluff, MO
ACNB Corporation	Gettysburg, PA
MutualFirst Financial, Inc.	Muncie, IN
Civista Bancshares, Inc.	Sandusky, OH
County Bancorp, Inc.	Manitowoc, WI
Citizens Financial Services, Inc.	Mansfield, PA
MBT Financial Corp.	Monroe, MI
LCNB Corp.	Lebonon, OH
Citizens & Northern Corporation	Wellsboro, PA
AmeriServ Financial, Inc.	Johnstown, PA
Norwood Financial Corp.	Honesdale, PA
Farmers & Merchants Bancorp, Inc.	Archbold, OH
Middlesfield Banc Corp.	Middlefield, OH
Kentucky Bancshares, Inc.	Paris, KY
Ohio Valley Banc Corp.	Gallipolis, OH
First Keystone Corporation	Berwick, PA
Porter Bancorp, Inc.	Louisville, KY
NorthWest Indiana Bancorp	Munster, IN
First Savings Financial Group, Inc.	Clarksville, IN

In its review of executive compensation, the Compensation Committee reviewed the following data provided by BCG:

●	Total cash compensation = Base salary + Annual cash incentives / bonus;

●	Direct compensation = Total cash compensation + Three-year average equity awards (equity granted in years 2015-2017 by the 20 peer banks); and

●	Total compensation = Direct compensation + Other compensation + Retirement Benefits / Perquisites

The Committee’s evaluation of the peer group comparison and BCG’s assessment of our compensation practices and levels concluded:

●	The Company’s financial performance was strong versus peers. Although the Company’s size measures such as assets and Market Cap were on the low end of the peer group range; the Company’s financial performance metrics such as ROAA, ROAE, and Core EPS Growth were very strong, near the 95th percentile compared to peer;

●	The Company has adequate and appropriate compensation tools available to attract, motivate and retain high-quality, skilled executives and to provide a mix of short and long-term compensation opportunities;

●	“Total cash compensation” of the Company’s NEOs was considered competitive compared to peers when the Compensation Committee factored in the individual officers, their performance, and the Company’s performance;

●	For “Direct compensation,” the Company was near median levels of the peer group; and

●	“Total compensation” remains competitive to peer and supports that the Company has competitive executive benefits.

Individual Executive Position Responsibilities & Expectations

The Compensation Committee establishes subjective performance objectives for each executive officer on an annual basis. The performance objectives are tailored to the particular executive officer’s area of responsibility within the Company and the Bank. Whether these performance objectives are achieved is one of the factors considered by the Compensation Committee when establishing annual base salaries for the following fiscal year. Annual increases are at the discretion exclusively of the Compensation Committee. For fiscal year 2019, NEOs were evaluated on the performance criteria set forth below:

Mark A. Klein – Act as Chairman, President and Chief Executive Officer of the Company and the Bank, providing leadership and motivation to achieve Board approved goals and objectives. Be a spokesperson for the Company to shareholders, customers, employees, and the media. Ensure the integrity of corporate records and various regulatory reports while supervising compliance with all applicable laws and regulations. Ensure that proper internal controls are in place and followed to protect the integrity of financial reporting. Support shareholder relations by acting as a primary Company contact. Communicate to the Board the progress toward goals and objectives, compliance issues, policy exceptions, and operational issues and risks.

Anthony V. Cosentino – Act as the Chief Financial Officer of the Company and the Bank, assuring the integrity and accuracy of corporate financial records and various regulatory reports. Ensure that proper internal controls are in place and followed to protect the integrity of financial reporting. Prepare the budget and advise the executive management team and the Board of Directors on progress toward budget goals. Support shareholder relations by acting as a primary Company contact. Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

Keeta J. Diller – Act as the Chief Risk Officer and Corporate Secretary of the Company accountable for enabling the efficient and effective governance of significant risks, and related opportunities including strategic, reputational, operational, financial, or compliance-related risks and related opportunities. Assess and mitigate significant competitive, regulatory, and technological threats to the Company’s capital and earnings. Ensure the Company is compliant with government regulations, such as Sarbanes-Oxley. Responsible for the Company’s risk management operations, including managing, identifying, evaluating, reporting and overseeing the firm’s risks externally and internally. Particpate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

Ernesto Gaytan – Act as the Chief Technology Innovation & Operations Officer of the Bank, providing leadership in the day-to-day administration and operation of the Company focusing on executing the Company’s business plans. Responsible for the alignment of the technology vision of the Bank’s overall business strategy. Be the bridge between the Bank and the technology team responsible for the delivery of the optimal technology enabled banking solutions. Responsible for formulation of a detailed plan to direct and coordinate the necessary changes to optimize technological effectiveness. Responsible for ensuring all information is accurately processed and reported, legal and regulatory compliance is maintained and practices and technologies are in place to provide security for our client’s computer systems and data.

Jonathan R. Gathman – Act as the Senior Lending Officer of the Bank, supervising the Bank’s loan department to ensure compliance with all applicable laws and regulations. Maintain high asset quality in the Bank’s loan portfolio by ensuring compliance with the Bank’s loan policy and managing any policy exceptions through the Loan Committee and the Board of Directors. Ensure the proper maintenance and control of customer and bank records to ensure the integrity of those records. Manage the growth of the loan department to meet budgeted goals using individual goals, incentives, and marketing. Participate as a member of the Bank’s executive management team to develop direction and goals and to assist in communicating and supporting management’s priorities.

2019 Executive Compensation Components

Annual Base Salaries

The determination of the base salaries of the NEOs of the Company is based upon an overall evaluation of a number of factors, including a subjective evaluation of individual performance, contributions to the Company and its subsidiaries, and analysis of how the Company’s and its subsidiaries’ compensation of its executive officers compares to compensation of individuals holding comparable positions with companies of similar asset size and complexity of operations.

During its review of each executive’s base salary, the Compensation Committee primarily considers:

●	market data provided by independent outside consultants, such as BCG (peer group and banking industry survey data);

●	internal review of the executive’s compensation, both individually and relative to other officers; and

●	the individual performance of the executive.

The following table sets forth the amounts of the base salaries paid to our NEOs during the 2019 and 2018 fiscal years.

NEO Name	2019 Base Salary	2018 Base Salary	% of Increase
Mark A. Klein	$396,378	$372,186	6.5%
Anthony V. Cosentino	$219,356	$210,920	4.0%
Keeta J. Diller	$130,000	$116,830	11.27%
Ernesto Gaytan	$209,000	$200,000	4.5%
Jonathan R. Gathman	$206,908	$193,373	7.0%

Non-Equity Incentive Compensation

The Incentive Compensation Plan is a company-wide performance-based incentive compensation program which is intended to link incentive compensation directly to the Company’s and individual’s performance and, thereby, to shareholder value. The following were some of the 2019 organization-wide objectives supported by the plan:

●	build a high-performance financial company;

●	grow the business;

●	ensure sound operations, policies and procedures; and

●	build on the value proposition strength within each business unit.

The following table sets forth the range of potential payouts under the 2019 Incentive Compensation Plan for the NEOs. When determining the incentive plan opportunity levels, the Compensation Committee evaluated competitive market data along with the experience level, duties, and responsibilities expected of each NEO position. The Plan has a minimum after tax net income ($5.5 million in 2019) “circuit breaker” [below which no incentive payouts will be made] and requires employees to be in “good standing” in order to receive a payout.

Incentive Compensation Plan Opportunity Levels for 2019 Fiscal Year

	Payouts Under Non-Equity Incentive Plan (as a % of Base Salary)
Executive Officer	Threshold	Target	Maximum
Mark A. Klein	15.0%	30.0%	60.0%
Anthony V. Cosentino	12.5%	25.0%	50.0%
Keeta J. Diller	12.5%	25.0%	50.0%
Ernesto Gaytan	12.5%	25.0%	50.0%
Jonathan R. Gathman	12.5%	25.0%	50.0%

For the 2019 fiscal year, Incentive Compensation awards were approved by the Compensation Committee for Mr. Klein ($81,597 or 20.59% of base salary), Mr. Cosentino ($39,552 or 18.03% of base salary), Ms. Diller ($16,785 or 12.91% of base salary), Mr. Gaytan ($19,360 or 9.26% of base salary) and Mr. Gathman ($34,221 or 16.54% of base salary), determined as follows:

Mark A. Klein 2019 Non-Equity Incentive Results
Goal	Weighting	Maximum	Target	Threshold	Actual 2019 Result	Cash Reward
Return on Assets (%)	25%	1.34	1.20	1.13	1.16	$19,939
Diluted EPS	10%	$1.74	$1.56	$1.47	$1.51	$8,064
Efficiency Ratio (%)	25%	67.50	69.50	71.50	70.78	$18,981
Non-performing Asset Ratio*	10%	80%	70%	65%	71%	$12,282
Chargeoffs & Loss on Assets*	10%	65%	50%	40%	65%	$22,331
Common Stock Price**	20%	120%	100%	90%	61%	--
					TOTAL	$81,597

Anthony V. Cosentino 2019 Non-Equity Incentive Results
Goal	Weighting	Maximum	Target	Threshold	Actual 2019 Result	Cash Reward
Return on Assets (%)	20%	1.34	1.20	1.13	1.16	$7,533
Diluted EPS	10%	$1.74	$1.56	$1.47	$1.51	$3,808
Efficiency Ratio (%)	25%	67.50	69.50	71.50	70.78	$8,964
Non-performing Asset Ratio*	15%	80%	70%	65%	71%	$8,701
Chargeoffs & Loss on Assets*	10%	65%	50%	40%	65%	$10,546
Common Stock Price**	20%	120%	100%	90%	61%	--
					TOTAL	$39,552

Keeta J. Diller 2019 Non-Equity Incentive Results
Goal	Weighting	Maximum	Target	Threshold	Actual 2019 Result	Cash Reward
Diluted EPS	15%	$1.74	$1.56	$1.47	$1.51	$3,164
Audit Performance	25%	100%	90%	80%	85%	$5,476
Return on Assets (%)	20%	1.34	1.20	1.13	1.16	$4,173
Efficiency Ratio (%)	20%	67.50	69.50	71.50	70.78	$3,972
Common Stock Price**	20%	120%	100%	90%	61%	--
					TOTAL	$16,785

Ernesto Gaytan 2019 Non-Equity Incentive Results
Goal	Weighting	Maximum	Target	Threshold	Actual 2019 Result	Cash Reward
Diluted EPS	15%	$1.74	$1.56	$1.47	$1.51	$5,417
IT Audit Performance	30%	100%	90%	80%	54%	--
Return on Assets (%)	20%	1.34	1.20	1.13	1.16	$7,143
Efficiency Ratio (%)	20%	67.50	69.50	71.50	70.78	$6,800
Common Stock Price**	15%	120%	100%	90%	61%	--
					TOTAL	$19,360

Jonathan R. Gathman 2019 Non-Equity Incentive Results
Goal	Weighting	Maximum	Target	Threshold	Actual 2019 Result	Cash Reward
Commercial Loan Balance Growth	20%	$80,000,000	$65,000,000	$55,000,000	$51,409,097	--
Chargeoffs & Loss on Assets*	20%	65%	50%	40%	65%	$19,338
Return on Assets (%)	20%	1.34	1.20	1.13	1.16	$6,906
Commercial Loan Fees (includes SBA Gains)	15%	$3,546,402	$3,140,724	$2,294,402	$1,325,877	--
Criticized & Classified Loan Reduction	10%	$(3,500,000)	$(1,500,000)	$500,000	$1,727,698	--
Non-performing Asset Ratio*	15%	80%	70%	65%	71%	$7,977
					TOTAL	$34,221

*	As compared to 65 Bank internal Peer group of publically traded banks of asset size between $500 million and $1.3 billion

**	As compared to the KBW NASDAQ Bank Index (BKX)

Equity-Based Awards

The Company believes that it is also important to provide equity compensation, which serves as an incentive for long-term corporate financial performance. The Company’s equity incentive plans are intended to encourage participants to acquire and retain a financial interest in the Company, to remain in the service of the Company and to put forth maximum efforts for the success of the Company. Equity based awards enable the Company and its subsidiaries to compete effectively for the services of potential employees and directors by furnishing an additional incentive to join and/or remain with the Company and its subsidiaries.

Our equity incentive plans authorize grants of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock units. The Plans prohibit back-dating or re-pricing of stock options and the minimum vesting period for restricted stock is six months. In recent years, the Company has granted equity in the form of restricted common shares (“Restricted Shares”) with a four-year ratable vesting schedule (25% per year, beginning one year from date of grant). The Compensation Committee determined that the use of Restricted Shares or full-value equity grants is very prevalent within the banking industry based on our independent compensation consulting studies and regulatory best practices and, as such, determined that it was appropriate from a market competitive standpoint to utilize this type of equity award in 2019. As a result, pursuant to the SB Financial Long-Term Compensation Plan, the Company granted Restricted Shares to NEOs as determined by the Company’s Return on Average Assets (ROAA) performance for the 2019 fiscal year. The table below sets forth the 2020 grant levels based on 2019 ROAA performance. For the 2019 fiscal year, the Company’s incentive ROAA was 3 basis points above the threshold level.

Equity Incentive Plan Restricted Share Grant Levels

	Actual	Share Grants Under Equity Incentive Plan
Executive Officer	Award	Threshold	Target	Maximum
Mark A. Klein	2,140	1,500	3,000	6,000
Anthony V. Cosentino	1,068	750	1,500	3,000
Keeta J. Diller	1,068	750	1,500	3,000
Ernesto Gaytan	1,068	750	1,500	3,000
Jonathan R. Gathman	1,068	750	1,500	3,000

Clawback Policy

The Company’s incentive compensation policy specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to executive officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. We feel this clawback policy is appropriate and assists with risk mitigation throughout our Company.

Stock Ownership/Holding Requirements

The Company has established stock ownership guidelines for all NEOs and directors. We feel it is important that our NEOs and directors maintain and/or obtain stock ownership in the Company they are leading. The specific requirements call for at a minimum, 10,000 shares of Common Stock to be owned by each NEO and director within five years of adoption of the revised stock ownership guidelines on July 19, 2017. Currently, all NEOs and directors are in compliance with the Company’s stock ownership guidelines.

Employment, Change in Control Benefits and Severance Benefits

Employment Agreement. The Company entered into an Amended and Restated Employment Agreement, dated as of January 22, 2018, with Mark A. Klein, Chairman, President and Chief Executive Officer of the Company and State Bank (the “A&R Employment Agreement”) which superseded Mr. Klein’s Employment Agreement dated July 15, 2015. Under the terms of the A&R Employment Agreement, Mr. Klein is entitled to receive certain severance or change in control payments and benefits if he is terminated by the Company under certain circumstances. Information regarding the payments and benefits provided under the A&R Employment Agreement is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - EMPLOYMENT AGREEMENT” beginning on page 18 of this proxy statement.

Change in Control Agreements. The Company has entered into Amended and Restated Change in Control Agreements with Mark A. Klein, Anthony V. Cosentino, Keeta J. Diller and Jonathan R. Gathman (the “A&R Change in Control Agreements”). Under the terms of the A&R Change in Control Agreements, each of the NEOs is entitled to receive certain benefits, including a lump sum cash payment, if the NEO is terminated by the Company under certain circumstances in connection with a “change in control” of the Company. We feel these agreements are valuable to the Company as they provide additional protection and incentive for our NEOs to work through a potential change in control if the board and leadership determines this is in the best interest of the shareholders. Information regarding the A&R Change in Control Agreements is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - CHANGE IN CONTROL AGREEMENTS” beginning on page 19 of this proxy statement.

SERP Agreements. The Company has entered into Amended and Restated Supplemental Executive Retirement Plan Agreements with Mark A. Klein and Anthony V. Cosentino (the “A&R SERP Agreements”). Under the terms of the A&R SERP Agreements, the executive officers are entitled to receive certain benefits following retirement. We feel these agreements provide a strong retention vehicle for two of our key leaders at the Company. These type of agreements are exclusively used for only a select few of our leaders. Information regarding the payments and benefits provided under the A&R SERP Agreements is set forth under the heading “AGREEMENTS WITH EXECUTIVE OFFICERS - SERP AGREEMENTS” beginning on page 20 of this proxy statement.

The Company also provides NEOs with a few additional perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain quality employees for key positions.

Summary Compensation Table for 2019

The following table sets forth the cash compensation as well as certain other compensation awarded or paid to, or earned by, each of the NEOs of the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(h)
Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards (1)	Nonequity Incentive Plan Compensation (2)	Change in Pension Value & Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Mark A. Klein
Chairman, President &	2019	$388,201	--	$58,880	$81,597	$162,337	$32,957	$723,972
CEO of the Company and State Bank	2018	$361,789	--	$63,360	$100,580	$137,447	$29,270	$692,446

Anthony V. Cosentino
Executive Vice President &	2019	$215,637	--	$29,440	$39,552	$33,135	$15,846	$333,610
Chief Financial Officer of the Company and State Bank	2018	$207,129	--	$31,680	$48,382	$25,294	$18,115	$330,600

Keeta J. Diller
Exective Vice President &	2019	$123,625		$12,512	$16,785	--	$8,977	$161,899
Chief Risk Officer, Corporate Secretary	2018	$116,103		$13,728	$19,517	--	$8,664	$158,012

Ernesto Gaytan
Executive Vice President and	2019	$204,204	--	$29,440	$19,360	--	$10,993	$263,997
Chief Technology Innovation & Operations Officer of State Bank	2018	$186,609	--	$35,360	$26,612	--	$7,935	$256,516

Jonathan R. Gathman
Executive Vice President and	2019	$199,746	--	$29,440	$34,221	--	$12,538	$275,945
Senior Lender of State Bank	2018	$189,419	--	$31,680	$33,964	--	$14,820	$269,883

(1)	The amounts shown in column (e) reflect the equity award payouts under the SB Financial Long-Term Compensation Plan and are computed in accordance with FASB ASC Topic 718. Such equity award payouts in 2019 and 2018 consisted of awards of Restricted Shares granted under the 2017 Stock Incentive Plan of the Company with a grant date fair value of $18.40 in 2019 and awards of Restricted Shares granted under the 2008 Stock Incentive Plan of the Company with a grant date fair value of $17.60 in 2018. Grants of Restricted Shares have a four-year ratable vesting schedule. There were no stock option awards made during 2019 or 2018. The number of Restricted Shares granted in 2019 included 3,200 shares to Mr. Klein, 1,600 to each of Mr. Cosentino, Mr. Gaytan and Mr. Gathman and 680 shares to Ms. Diller. In 2018, 3,600 Restricted Shares were awarded to Mr. Klein, 780 shares to Ms. Diller and 1,800 to each of Mr. Cosentino and Mr. Gathman. Mr. Gaytan was awarded 2,000 shares of Restricted Shares in November 2017 as part of his employment. Mr. Gaytan did not receive any additional Restricted Shares in 2018.

(2)	The amounts shown in column (f) reflect cash incentives earned under the Company’s Incentive Compensation Plan.

(3)	The amounts shown in column (g) reflect the actuarial increase in the present value of the NEO’s accumulated benefits under his SERP Agreement determined using assumptions consistent with those used in the Company’s financial statements and includes amounts that the NEO may not currently be entitled to receive because such amounts are not vested.

(4)	The amount shown in column (h) reflects “All Other Compensation”, which includes the following perquisites and personal benefits:

All Other Compensation Table

Name		401(k)/ HSA Match Contribution	Auto Allowance	Whole Life Insurance Benefit	ESOP Contributions		Social Dues & Membership	Other (2)	Total All Other Compensation
Mark A. Klein	2019	$11,042	$2,871	$8,609	--	(1)	$2,895	$7,540	$32,957
	2018	$10,771	$2,207	$6,177	$3,191		$2,242	$4,682	$29,270
Anthony V. Cosentino	2019	$11,250	--	$2,730	--	(1)	--	$1,866	$15,846
	2018	$11,353	--	$2,569	$2,411		--	$1,782	$18,115
Keeta J. Diller	2019	$6,435	--	$1,806	--		--	$736	$8,977
	2018	$6,079	--	$436	$1,347		--	$802	$8,664
Ernesto Gaytan	2019	$9,233	--	$644	--		--	$1,116	$10,993
	2018	$4,564	--	$566	$2,165		--	$640	$7,935
Jonathan R. Gathman	2019	$10,065	--	$703	--		--	$1,770	$12,538
	2018	$10,272	--	$663	$2,199		--	$1,686	$14,820

(1)	As of the date of this proxy, the ESOP allocation for 2019 had not yet been determined. A Form 8-K will be filed once determined.

(2)	Includes dividends on unvested restricted stock. In addition, Mr. Klein and Mr. Cosentino were reimbursed for personal income tax preparation in 2019 and 2018. For Mr. Klein, it also includes reimbursement for a CEO physical examination.

Agreements with Executive Officers

Employment Agreement

On January 22, 2018, the Company entered into an Amended and Restated Employment Agreement with Mark A. Klein (the “A&R Employment Agreement”). The A&R Employment Agreement supersedes Mr. Klein’s Employment Agreement dated July 15, 2015.

Under the A&R Employment Agreement, Mr. Klein continues to be employed as the President and Chief Executive Officer of the Company and as the President of State Bank and will perform duties assigned to him from time to time by the Board. Mr. Klein must devote his full business time and attention to the Company’s business, and he may not render services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board (except for limited charitable, community and other activities that do not interfere with the performance of his duties and responsibilities under the A&R Employment Agreement).

The A&R Employment Agreement has a rolling term of 36 months. The initial term of the A&R Employment Agreement commenced on January 22, 2018 and continues for a period of 36 consecutive months thereafter. The term will be automatically extended for an additional 12-month period on each 12-month anniversary of the January 22, 2018 effective date unless the Company notifies Mr. Klein in writing to the contrary at least 90 days before the anniversary date.

During the term of the A&R Employment Agreement, Mr. Klein will be paid an annual base salary of $396,378, subject to annual increases approved by the Board in its sole discretion. Mr. Klein is also entitled to: (a) receive incentive bonuses from time to time as the Board, in its sole discretion, deems appropriate; (b) receive or participate in health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, paid vacation, and other fringe benefits as the Company may provide from time to time to actively employed and similarly situated employees (subject to the Company’s right at any time to discontinue or terminate any employee benefit plan); (c) receive reimbursement for all reasonable business expenses he incurs in accordance with the policies and procedures of the Company; (d) use of a vehicle provided by the Company; and (e) receive liability insurance coverage under any policies covering directors and officers of the Company.

If Mr. Klein’s employment is terminated by the Board for “Cause” (as defined in the A&R Employment Agreement) or by Mr. Klein without “Good Reason” (as defined in the A&R Employment Agreement), the A&R Employment Agreement will terminate automatically and Mr. Klein will only be entitled to receive any accrued but unpaid base salary through the date of termination and any unreimbursed business expenses or other payments and benefits to which Mr. Klein is entitled under the employee benefit plans of the Company as of the date of termination (the “Accrued Obligations”).

If Mr. Klein’s employment is terminated by the Company without Cause or by Mr. Klein with Good Reason (and such termination does not occur in connection with a Change of Control as described below), the Company will: (i) pay to Mr. Klein any Accrued Obligations; (ii) continue to pay Mr. Klein his base salary in effect on the date of his termination of employment for 24 months following the date of his termination; and (iii) pay to Mr. Klein a lump sum cash amount equal to 24 times the monthly COBRA premium for the group health, dental and vision insurance in which Mr. Klein (and his family, if applicable) was enrolled immediately before the termination. The Company’s obligations to make the payments under clauses (ii) and (iii) are conditioned upon Mr. Klein’s execution of an irrevocable release of any and all claims he may have against the Company and its affiliates and their respective employees and directors.

If Mr. Klein dies or becomes permanently disabled during the term of the A&R Employment Agreement, Mr. Klein will be entitled to a severance benefit equal to the difference between the benefits that would be provided upon a termination without Cause or with Good Reason, as described above, and the benefits otherwise payable in connection with Mr. Klein’s death or disability under the Company’s fringe benefit programs.

In the event that Mr. Klein’s employment is terminated within six months before or 24 months after a Change of Control (as defined in the A&R Employment Agreement), Mr. Klein will not be entitled to any benefit payments under the A&R Employment Agreement. Instead, Mr. Klein’s rights and obligations in the event of a Change of Control will be governed by the provisions of his separate Amended and Restated Change of Control Agreement (described below).

If Mr. Klein’s employment is terminated other than for Cause and the Company subsequently learns within six months following his termination that Cause to terminate Mr. Klein existed, Mr. Klein will forfeit any right to future benefits under the A&R Employment Agreement (other than any Accrued Obligations) and, at the discretion of the Board or the board of directors of an affiliate of the Company, shall be further required to repay any amounts previously paid to Mr. Klein following his termination of employment. The A&R Employment Agreement also requires Mr. Klein to reimburse the Company or an affiliate of the Company for amounts received under incentive compensation plans, programs or arrangements in the event the Company or an affiliate of the Company is required to prepare an accounting restatement due to material non-compliance by the Company or such affiliate, as a result of misconduct by Mr. Klein, with any financial reporting requirement under any applicable laws.

The A&R Employment Agreement contains non-competition provisions that prohibit Mr. Klein from engaging in business in competition with the Company and from soliciting employees, customers or referral sources of the Company and its affiliates during his employment term and for a period of two years following the termination of his employment (unless Mr. Klein’s termination occurs in connection with a Change of Control). The A&R Employment Agreement also imposes customary confidentiality and non-disclosure obligations on Mr. Klein.

Change in Control Agreements

On January 22, 2018, the Company entered into Amended and Restated Change of Control Agreements (each, an “A&R COC Agreement” and collectively, the “A&R COC Agreements”) with each of Mark A. Klein, Anthony V. Cosentino and Jonathan R. Gathman which superseded their existing Change of Control Agreements dated July 15, 2015, April 21, 2010 and April 30, 2012, respectively. On January 22, 2018, the Company entered into a Change of Control Agreement with Keeta J. Diller.

Each A&R COC Agreement has a rolling term of 36 months. The initial term of each A&R COC Agreement commenced on January 22, 2018 and continues for a period of 36 consecutive months thereafter. The term will be automatically extended for an additional 12-month period on each 12-month anniversary of the January 22, 2018 effective date unless the Company notifies the NEO in writing to the contrary at least 90 days before the anniversary date. No notice of non-renewal may be provided by the Company, however, during the period beginning six months before or 24 months after a “Change of Control of the Company (as defined in the A&R COC Agreements), and each A&R COC Agreement will remain in effect throughout such period regardless of whether the A&R COC Agreement would otherwise expire earlier.

Under each A&R COC Agreement, if (1) the NEO is terminated by the Company or its successor within six months before or 24 months after a Change of Control of the Company (but excluding any termination for “Cause” as defined in the A&R COC Agreements) or (2) if the NEO terminates employment for “Good Reason” during such period, the Company or its successor will:

(a)	pay the NEO a lump sum cash payment equal to 2.99 times (Mr. Klein) or 2.0 times (Mr. Cosentino, Ms. Diller and Mr. Gathman) the NEO’s “Annual Direct Salary” (i.e., the NEO’s annualized base salary based on the highest base salary rate in effect for any pay period ending with or within the 36-month period preceding the termination of his employment);

(b)	pay to the NEO a lump sum cash amount equal to 36 times for Mr. Klein or 24 times for the other NEO’s the sum of (i) the monthly COBRA premium for the group health, dental and vision insurance in which the NEO (and the NEO’s family, if applicable) was enrolled immediately before the termination, and (ii) the monthly premium for the Company’s group life and disability insurance coverage for the NEO; and

(c)	pay to the NEO any Accrued Obligations.

The Company’s obligations to make the payments under clauses (a) and (b) above are conditioned upon the NEO’s execution of an irrevocable release of any and all claims he may have against the Company and its successor and affiliates and their respective employees and directors.

Under each A&R COC Agreement, if the NEO’s employment is terminated for “Cause” (as defined in the A&R COC Agreements) or if the NEO voluntarily terminates his employment without “Good Reason” (as defined in the A&R COC Agreements), the A&R COC Agreement will terminate immediately and the NEO will not be entitled to any compensation or benefits other than any Accrued Obligations.

Each A&R COC Agreement contains non-competition provisions that prohibit the NEO from engaging in business in competition with the Company and from soliciting employees, customers or referral sources of the Company and its affiliates during his employment term and for a period of two years following the termination of his employment (unless the NEO’s termination occurs in connection with a Change of Control). The A&R COC Agreements also impose customary confidentiality and non-disclosure obligations on each NEO. The non-competition obligations for Messrs. Klein and Cosentino lapse upon change in control.

SERP Agreements

On January 22, 2018, the Company entered into Amended Supplemental Executive Retirement Plan Agreements (each, an “A&R SERP Agreement” and collectively, the “A&R SERP Agreements”) with each of Mark A. Klein and Anthony V. Cosentino which superseded their existing Supplemental Executive Retirement Plan Agreements dated July 20, 2015 and April 21, 2010, respectively.

Under each A&R SERP Agreement, if the NEO remains in the continuous employment of the Company until the NEO’s “Retirement Date” (i.e., age 65, unless shortened or extended by agreement of the Board and the NEO), beginning on the first day of the month following the NEO’s termination of employment after the Retirement Date, the NEO will receive an annual benefit equal to 25% (Mr. Klein) or 15% (Mr. Cosentino) of his “Annual Direct Salary” in equal monthly installments of 1/12th of the annual benefit for a period of 180 months. “Annual Direct Salary” means the NEO’s highest annual base salary rate within the preceding 20 years of service with the Company and/or its affiliates.

If there is a “Change of Control” of the Company (as defined in the A&R SERP Agreements) and the NEO is terminated within 24 months after the date of the Change in Control, the NEO will be entitled to receive an annual retirement benefit equal to 25% (Mr. Klein) or 15% (Mr. Cosentino) of his Annual Direct Salary calculated as of the date of the change in control or the date the NEO’s employment is terminated, whichever is higher. This annual retirement benefit will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months beginning on the first day of the month following the NEO’s termination. At the time that all necessary approvals of the Change of Control have been obtained from the Company’s shareholders and from all applicable federal and state bank regulatory authorities, the Company is required to irrevocably deposit with an independent bank trustee cash in an amount sufficient to accrue the retirement benefit payment obligations under the A&R SERP Agreements.

If an NEO voluntarily terminates his employment prior to his Retirement Date, the NEO’s SERP Agreement will terminate immediately and the Company will pay the NEO an early retirement benefit equal to:

●	For Mr. Klein, 25% of his Annual Direct Salary if he terminates employment at age 65; or

●	For Mr. Cosentino, 5% of his Annual Direct Salary if he terminates employment between age 55 and 60, 10% of his Annual Direct Salary if he terminates employment between age 60 and 65, or 15% of his Annual Direct Salary if he terminates employment at age 65.

The early retirement benefit described above will be paid in equal monthly installments of 1/12th of the annual benefit for a period of 180 months, at the same time as the full retirement benefit would be payable were the executive to work until the NEO’s Retirement Date.

If the NEO is terminated by the Company for “Cause” (as defined in the A&R SERP Agreements), the NEO will not be entitled to any benefit under his A&R SERP Agreement.

If the NEO dies before termination of employment, the NEO’s beneficiary is entitled to the benefit, if any, payable under the NEO’s Split Dollar Agreement (described below) instead of any other benefit payable under his A&R SERP Agreement. If the NEO dies after termination of employment but before all retirement, early retirement, or disability benefit payments have been made, the Company will continue making such payments to the NEO’s beneficiary.

If the NEO terminates because of a “Disability” (as defined in the A&R SERP Agreements) prior to his Retirement Date, the Company will pay the NEO a disability benefit calculated as the amount that fully amortizes (over 15 years) the accrual balance existing at the end of the month immediately before the month in which separation from service occurs. If the NEO becomes disabled after termination of employment but before all retirement or early retirement benefit payments have been made, the Company will continue making such payments to the NEO or his designated representative, as applicable

If a Change of Control occurs at any time after an NEO’s termination of employment, any remaining retirement, early retirement or disability benefit installment payments will cease and, in lieu of such installment payments, the NEO will be entitled to receive the full amount of the remaining payments in a single lump sum payment on the later of (a) the five-year anniversary of the date on which the first payment of the retirement, early retirement or disability benefit was made or (b) the effective date of the Change of Control.

Split Dollar Agreements

On January 22, 2018, the Company entered into a 2017 Split Dollar Agreement and Endorsement (each, a “Split Dollar Agreement” and collectively, the “Split Dollar Agreements”) with each of Mark A. Klein and Anthony V. Cosentino. Under the terms of each Split Dollar Agreement, State Bank owns a life insurance policy (each, a “Policy” and collectively, the “Policies”) to which the Split Dollar Agreement relates, has the obligation to pay the premiums on the Policy and has the right to exercise all incidents of ownership with respect to the Policy. Each of Mr. Klein and Mr. Cosentino, however, has the right to designate the beneficiaries to whom a portion of the death proceeds payable under the applicable Policy is to be paid in accordance with the terms of his Split Dollar Agreement. State Bank is entitled to any death proceeds payable under the Policy remaining after the payment to Mr. Klein’s or Mr. Cosentino’s beneficiaries, as applicable.

Pursuant to the Split Dollar Agreements, in the event of Mr. Klein’s or Mr. Cosentino’s death prior to his “Separation of Service” (as defined in the Split Dollar Agreements), his designated beneficiaries will be entitled to receive death benefit proceeds in an amount equal to the lesser of (a) $1,724,320 (for Mr. Klein) or $649,790 (for Mr. Cosentino), or (b) 100% of the difference between the total death proceeds of the Policy minus the cash surrender value of the Policy (after giving effect to the NEO’s death proceeds received under State Bank’s Executive Supplemental Insurance Plan effective March 24, 2004). The foregoing rights to receive death benefits under the Split Dollar Agreements will be extinguished in the event that Mr. Klein or Mr. Cosentino, as applicable, experiences a Separation of Service prior to his death, in which event his beneficiaries will not be entitled to any benefits under the Split Dollar Agreements.

Upon termination of each Split Dollar Agreement, State Bank is required to provide Mr. Klein or Mr. Cosentino, as applicable, with the option to purchase the Policy to which the Split Dollar Agreement relates for a purchase price equal to the cash surrender value of the Policy.

Potential Payments Upon Termination or Change-in-Control

The following table sets forth the payments that would have been made to the NEOs if any of the events detailed in the table had occurred on December 31, 2019. These payments reflect amounts and benefits payable under each of the agreements with NEOs.

Name	Voluntary Termination on 12/31/19	Termination without cause under Change in Control on 12/31/19	Death on 12/31/19	Early Retirement on 12/31/19	Disability on 12/31/19
Mark A. Klein	--	$1,185,170	--	--	--
Cobra	$28,000	$42,000	--	--	--
Group Term Life Insurance	--	--	$792,756	--	$792,756
Value of Stock	$153,740	$153,740	$153,740	$153,740	$153,740
SERP	$2,576,458	$2,576,458	--	--	--
Bank Owned Life Insurance	--	--	$1,724,320	--	--

Anthony V. Cosentino	--	$438,712	--	--	--
Cobra	--	$28,000	--	--	--
Group Term Life Insurance	--	--	$438,712	--	$438,712
Value of Stock	$76,830	$76,830	$76,830	$76,830	$76,830
SERP	$164,517	$493,551	--	$164,517	$267,159
Bank Owned Life Insurance	--	--	$649,790	--	--

Keeta J. Diller	--	$260,000	--	--	--
Cobra	--	$28,000	--	--	--
Group Term Life Insurance	--	--	$260,000	--	$260,000
Value of Stock	$44,657	$44,657	$44,657	$44,657	$44,657
SERP	--	--	--	--	--
Bank Owned Life Insurance	--	--	$100,000	--	--

Jonathan R. Gathman	--	$413,816	--	--	--
Cobra	--	$28,000	--	--	--
Group Term Life Insurance	--	--	$413,816	--	$413,816
Value of Stock	$76,830	$76,830	$76,830	$76,830	$76,830
SERP	--	--	--	--	--
Bank Owned Life Insurance	--	--	$100,000	--	--

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company is currently comprised of George W. Carter, Tom R. Helberg, Robert A. Fawcett Jr., Richard L. Hardgrove and Rita A. Kissner (Chairperson). All of the members of the Compensation Committee are independent directors for purposes of applicable NASDAQ rules, and none of them is a present or past officer or employee of the Company or any of its subsidiaries. In 2019, no executive officer of the Company served on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that compensates any member of the Company’s Board of Directors or Compensation Committee.

EQUITY INCENTIVE PLAN INFORMATION

As of December 31, 2019, the Company had one equity incentive plan under which Common Shares of the Company were authorized for issuance to directors, officers or employees of the Company and our subsidiaries in exchange for consideration in the form of goods or services – The 2017 Stock Incentive Plan (the “2017 Plan”), which was approved by shareholders at the 2017 Annual Meeting.

Outstanding Equity Awards

The following table sets forth information regarding the unexercised stock options and unvested restricted stock held by each of the NEOs as of December 31, 2019. All of these stock options and restricted stock awards were granted under the Company’s 2008 and 2017 Stock Incentive Plans. Dollar amounts have been rounded up to the nearest whole dollar.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2)		Market Value of Shares or Units of Stock that have not Vested ($)
Mark A. Klein	5,000	--	$6.98	02/17/2020	--		--
					4,164	(a)	$76,618
					3,168	(b)	$58,291
					1,700	(c)	$31,280
					800	(d)	$14,720

Anthony V. Cosentino	--	--	--	--	--		--
					2,082	(a)	$38,309
					1,584	(b)	$29,146
					850	(c)	$15,640
					400	(d)	$7,360

Keeta J. Diller	--	--	--	--	--		--
					965	(a)	$17,756
					665	(b)	$12,236
					365	(c)	$6,716
					170	(d)	$3,128

Ernesto Gaytan	--	--	--	--	--		--
					900	(a)	$16,560
					900	(b)	$16,560
					900	(c)	$16,560
					400	(d)	$7,360

Jonathan R. Gathman	--	--	--	--	--		--
					2,082	(a)	$38,309
					1,584	(b)	$29,146
					850	(c)	$15,640
					400	(d)	$7,360

(1)	Unless otherwise indicated, all amounts reflect Common Shares of the Company underlying stock options granted pursuant to the 2008 Plan.

(2)	Restricted Shares awarded pursuant to the 2008 Stock Incentive Plan and 2017 Stock Incentive Plan. Restricted Shares are subject to restrictions on transferability and risk of forfeiture until they become fully vested on (a) February 5, 2020, (b) February 5, 2021, (c) February 5, 2022 and (d) February 5, 2023. The Market value of Restricted Shares was computed based on the closing market price of the Company’s Common Shares on February 5, 2019 ($18.40).

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time and expertise that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

It is the policy of the Compensation Committee to conduct a periodic, independent review of the Company’s director compensation programs to verify the reasonableness of its director compensation program as compared to peer groups and all applicable federal and state laws, rules and regulations. The independent reviews are conducted by a firm or individual who does not provide other services or products to the Company beyond compensation consulting. In addition, the independent firm must not have any other personal or business relationships with any Board member or any officer of the Company. The Compensation Committee considers all relevant factors, in determining that the work performed by its compensation consultants does not raise a conflict of interest.

In early 2018, the Compensation Committee engaged the services of BCG, a nationally recognized independent banking compensation consulting company. This engagement focused on all aspects of director compensation, including board retainer and meeting fees, committee fees, equity grants and other compensation and perquisites. As part of this director compensation review, BCG utilized the same peer group of twenty (20) publicly traded banks that was used in connection with the review of executive compensation (see “COMPENSATION OF EXECUTIVE OFFICERS – Summary” beginning on page 9) and gathered and reviewed total director compensation and performance data for these peer banks. BCG also provided additional banking industry survey data regarding director compensation and trends. The report of findings from this study was utilized by the Compensation Committee to assist it in making board compensation recommendations and decisions in 2019.

Cash Compensation Paid to Board Members

In 2019, each director of the Company who was not an employee of the Company or one of its subsidiaries (a “non-employee director”) received an annual cash retainer in the amount of $32,550, which was paid in twelve monthly installments of $2,712.50 each. This retainer included payment for attendance at twelve Company board meetings including two full-day planning sessions (Mid-Year Update and Strategic Thinking), two Company standing committee appointments, four meetings per committee per year and representation at Advisory Board meetings. The Lead Independent Director of the Board (currently Richard L. Hardgrove) received an additional annual cash retainer of $17,500. Each non-employee director that served as a Chairperson of a committee of the Board also received an additional annual cash retainer of $3,500, except that the member of the Audit Committee designated as the “audit committee financial expert” (currently Gaylyn J. Finn) received an additional annual cash retainer of $6,000. Certain non-employee directors of the Company also serve on the board of directors of one or more of the Company’s subsidiaries, and receive an annual cash retainer for such service.

Stock-based Incentive Compensation Awarded to Board Members

The Compensation Committee and the Board of Directors feel that director equity grants are an important part of the Company’s director compensation program as they truly tie the directors to the shareholders they represent. As a result, on February 5, 2019, seven hundred and fifty (750) Restricted Shares were awarded to each director of the Company pursuant to the 2017 Stock Incentive Plan. The market value of the Restricted Shares was computed based on the closing market price of the Company’s Common Shares on August 5, 2019 ($16.26). The Restricted Shares were subject to restrictions on transferability and risk of forfeiture until they became fully vested on August 5, 2019.

Director Compensation for 2019 Fiscal Year

The table below summarizes the compensation awarded or paid to, or earned by, each of the non-employee directors of the Company during the 2019 fiscal year. No director who is also an employee of the Company or one of its subsidiaries receives compensation for his service as a director or as a committee member of the Company or any of its subsidiaries.

Director Compensation Table for 2019 Fiscal Year

	Fees Earned or Paid in Cash ($)
Name	SBFG Director	State Bank Director		Stock Awards(1)	All Other Compensation		Total
George W. Carter	$23,030	$13,720	--	$12,195	--		$48,945
Robert A. Fawcett, Jr.	$19,530	$14,620	--	$12,195	$1,568	(2)	$47,913
Gaylyn J. Finn	$29,030	$13,820	--	$12,195	--		$55,045
Richard L. Hardgrove	$37,030	$16,406	--	$12,195	--		$65,631
Tom R. Helberg	$19,530	$15,020	--	$12,195	--		$46,745
Rita A. Kissner	$23,030	$14,020	--	$12,195	--		$49,245
William G. Martin	$19,530	$16,446	--	$12,195	--		$48,171
Timothy J. Stolly	$23,030	$14,824	--	$12,195	--		$50,049

(1)	Amounts reflect the aggregate grant date fair value of Restricted Shares, computed in accordance with FASB ASC Topic 718. Seven hundred and fifty (750) Restricted Shares were granted to each director of the Company in February 2019 and vested in August 2019 ($16.26).

(2)	The amount reflects premiums paid by the Company on the split-dollar BOLI policies allocable to the death benefit of $150,000 assigned to Mr. Fawcett’s beneficiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the only persons known to the Company to own beneficially more than 5% of the voting Common Shares of the Company as of the Record Date.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Common Shares Outstanding (1)
The State Bank and Trust Company, Trustee SB Financial Group Employee Stock Ownership Plan (2) 401 Clinton Street Defiance, Ohio 43512	415,286	5.28%
EJF Capital LLC (3) 2107 Wilson Blvd. Suite 410 Arlington, VA 22201	629,151	8.00%
Manulife Investment Management (4) 197 Claredon Street Boston, MA 02116	444,849	5.66%

(1)	Percent of Common Shares outstanding is based on 7,864,652 Common Shares outstanding and entitled to vote on the Record Date.

(2)	As reported in Schedule 13G/A filed with the SEC on February 14, 2020. All Common Shares reflected in the table are held by The State Bank and Trust Company, as Trustee. Pursuant to the Employee Stock Ownership Plan (“ESOP”), the Trustee has the power to vote in its sole discretion all ESOP shares that have not been allocated to the accounts of participants. The Trustee is permitted to dispose of shares held in the ESOP only under limited circumstances specified in the ESOP or by law.

(3)	As reported in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2020.

(4)	As reported in Schedule 13G filed with the Securities and Exchange Commission on February 12, 2020

The following table sets forth information concerning the beneficial ownership of voting Common Shares of the Company, as of the Record Date, by each current director of the Company, by each individual nominated for election as a director of the Company, by each NEO of the Company, and by all executive officers and directors of the Company as a group:

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner (1)/(2)	Common Shares Held as of the Record Date		Common Shares Which Can Be Acquired Upon Exercise of Options Currently Exercisable (3)	Total	Percent of Class (4)/(5)

George W. Carter	8,409		--	8,409
Anthony V. Cosentino (6)	42,133	(7)	--	42,133
Keeta J. Diller (6)	20,952	(8)	--	20,952
Robert A. Fawcett, Jr.	23,322	(9)	--	23,322
Gaylyn J. Finn	15,225		--	15,225
Jonathan R. Gathman (6)	37,900	(10)	--	37,900
Richard L. Hardgrove	17,300		--	17,300
Ernesto Gaytan (6)	5,086		--	5,086
Tom R. Helberg	6,841		--	6,841
Rita A. Kissner	13,750		--	13,750
Mark A. Klein (6)	88,052	(11)	--	88,052	1.12%
William G. Martin	9,054		--	9,054
Timothy J. Stolly	10,280		--	10,280

All named executive officers and directors as a group (13 persons)	298,304		--	298,304	3.79%

(1)	The Company has established stock ownership guidelines for all NEOs and directors. At a minimum, 10,000 shares of stock is required to be owned, within five years of adoption of the revised stock ownership guidelines on July 19, 2017. Currently, all NEOs and directors are in compliance with the Company’s current stock ownership guidelines.

(2)	Unless otherwise noted, the beneficial owner has sole voting and investment power with respect to all of the Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole common share. The mailing address of the current directors and executive officers is 401 Clinton Street, Defiance, Ohio 43512.

(3)	There were no outstanding stock options as of the Record Date. The last stock options granted expired on February 17, 2020.

(4)	The Percent of Class is based upon the sum of (a) 7,864,652 Common Shares outstanding and eligible to vote on the Record Date, (b) the number of Common Shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will become exercisable within 60 days after the Record Date and (c) the number of Common Shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the conversion of depositary shares which are beneficially owned by the named person or group.

(5)	Unless otherwise stated, reflects ownership of less than 1% of the outstanding Common Shares of the Company.

(6)	Individual named in the Summary Compensation Table. Mr. Klein also serves as a director of the Company.

(7)	Includes 100 Common Shares held in the names of Mr. Cosentino’s children for which Mr. Cosentino is custodian. Includes 5,389 Common Shares held for the account of Mr. Cosentino in the Company’s ESOP.

(8)	Includes 8,737 Common Shares held for the account of Ms. Diller in the Company’s ESOP.

(9)	Includes 6,737 Common Shares held by the Robert A. Fawcett Jr. Trust, as to which Mr. Fawcett exercises sole voting and investment power and 3,673 Common Shares held by the Brenda C. Fawcett Trust, as to which Mr. Fawcett’s wife exercises sole voting and investment power.

(10)	Includes 9,647 Common Shares held for the account of Mr. Gathman in the Company’s ESOP.

(11)	Includes 11,679 Common Shares held for the account of Mr. Klein in the Company’s ESOP.

DELINQUENT SECTION 16(a) REPORTS

To the Company’s knowledge, based solely on a review of the reports furnished to the Company and written representations that no other reports were required, all reports required to be filed by officers, directors and beneficial owners of more than 10% of the outstanding Common Shares of the Company under Section 16(a) of the Exchange Act were filed on a timely basis during the 2019 fiscal year.

TRANSACTIONS WITH RELATED PERSONS

The Governance and Nominating Committee is responsible, pursuant to its Charter, for reviewing and approving any transaction between the Company and any director or officer of the Company or members of their immediate family or entities with which they are affiliated. On an annual basis, each director and executive officer is obligated to complete a “Director and Officer Questionnaire” which requires the director or executive to disclose any related party transactions or business relationships involving the Company or its subsidiaries which are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, the Company’s Code of Conduct and Ethics prohibits the Company’s directors, executive officers and employees from self-dealing or otherwise trading on their positions with the Company or accepting, from anyone doing or seeking to do business with the Company, a business opportunity not available to other persons or that is made available because of the person’s position with the Company. The Code of Conduct and Ethics requires all directors, officers and employees to disclose all potential and actual conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates, or competitors of the Company or its subsidiaries. Conflicts or potential conflicts of interest which are disclosed by a director, officer or employee of the Company are referred to and resolved by the Company’s Risk Management Officer, with the approval of the Governance and Nominating Committee of the Board.

During the Company’s 2019 and 2018 fiscal years, certain of the directors and executive officers of the Company and State Bank, as well as members of their respective immediate families and firms, corporations or other entities with which they are affiliated, were customers of and had banking transactions (including loans and loan commitments) with State Bank in the ordinary course of its business and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or any of its subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. As of the date of this proxy statement, each of the loans described in this paragraph was performing in accordance with its original terms. Each of the loans described in this paragraph was subject to our written policies, procedures and standard underwriting criteria applicable to loans generally as well as made in accordance with the requirements of Regulation O promulgated by Federal Reserve Board governing prior approval of the loan by the Board of Directors of State Bank.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The appointment of the Company’s independent registered public accounting firm is made annually by the Audit Committee. The Audit Committee has appointed BKD, LLP (“BKD”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee and the Board have decided to submit the appointment of BKD to the shareholders for ratification as a matter of good corporate governance and because of the important role of the Company’s independent registered public accounting firm in reviewing the quality and integrity of the Company’s financial statements.

BKD has served as the Company’s independent auditor/independent registered public accounting firm since November 2002, and BKD audited the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2019. The Company expects that representatives of BKD will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person (including electronically via the live webcast) or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of BKD as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The effect of an abstention is the same as a vote “AGAINST the proposal”. Even if the appointment of BKD is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of BKD and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of BKD is not ratified by the shareholders, the Audit Committee will reconsider the appointment (but may nonetheless, in its discretion, decide to maintain the appointment).

THE AUDIT COMMITTEE AND YOUR BOARD RECOMMEND THAT

SHAREHOLDERS VOTE FOR

THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable shareholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. As a result, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the shareholders of SB Financial Group, Inc. hereby approve, on an advisory basis, the compensation of the corporation’s named executive officers as disclosed in the corporation’s Proxy Statement for its 2020 Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, including in the compensation tables, notes and narrative disclosures, contained under the heading “COMPENSATION OF EXECUTIVE OFFICERS” in the corporation’s Proxy Statement.

The Board believes that the Company’s compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of our named executive officers with the Company’s short-term and long-term goals and that such compensation and incentives are designed to attract, retain and motivate our key executives who are directly responsible for the Company’s continued success. The Board of Directors believes that the Company’s compensation policies and practices do not threaten the value of the Company or the investments of our shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on the Company. The Board believes that the Company’s culture focuses on sound risk management and appropriately rewards executives for performance. The Board further believes that the Company’s compensation policies and procedures are reasonable in comparison both to the Company’s peer bank holding companies and to the Company’s performance during the 2019 fiscal year.

Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of the Company’s named executive officers in the section captioned “COMPENSATION OF EXECUTIVE OFFICERS” beginning on page 9 of this proxy statement.

Because your vote is advisory, the outcome of the vote will not: (i) be binding upon the Board or the Compensation Committee with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise; (ii) overrule any decision made by the Board or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by the Board or the Compensation Committee. However, the Board and the Compensation Committee expect to take into account the outcome of the advisory vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the Common Shares represented at the Annual Meeting, in person (including electronically via the live webcast) or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to the Company’s named executive officers as disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.

YOUR BOARD RECOMMENDS THAT

SHAREHOLDERS VOTE FOR

ThE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

AUDIT COMMITTEE DISCLOSURE

Role of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee is comprised solely of independent directors. The specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter and described under the heading “MEETINGS AND COMMITTEES OF THE BOARD–Committees of the Board–Audit Committee” beginning on page 8 of this proxy statement.

Management is responsible for the Company’s consolidated financial statements and the accounting and financial reporting processes of the Company, including the establishment and maintenance of adequate internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report on the Company’s consolidated financial statements.

Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that they do not impair the independent registered public accounting firm’s independence from the Company. The SEC’s rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm. Accordingly, the Audit Committee pre-approves all audit and permitted non-audit services proposed to be provided by the Company’s independent registered public accounting firm.

The pre-approval of audit and non-audit services and fees of the independent registered public accounting firm may be documented by a member of the Audit Committee signing annual or periodic engagement letters that define in general terms the type of services to be provided and the range of fees that are considered acceptable for such services, or as otherwise documented in the minutes of the Audit Committee meetings. The actual compensation paid to the independent registered public accounting firm for all such pre-approved services and fees is reported to the Audit Committee on at least a quarterly basis. All services rendered by BKD during 2019 and 2018 were pre-approved by the Audit Committee.

Services of Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2019 and 2018, the Company paid the following amounts to BKD for audit, audit-related, tax and other services rendered:

	2019	2018

Audit Fees (1)	$322,250	$437,681
Audit-Related Fees (2)	26,100	23,000
Tax Fees (3)	20,300	17,700
All Other Fees (4)	69,800	70,238
TOTAL	$438,450	$548,619

(1)	Audit fees consist of fees for the audit of the Company’s annual financial statements, review of interim condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q, audit procedures with respect to acquisitions, services in connection with statutory and regulatory filings including annual reports on Form 10-K and registration statements under the Securities Act of 1933, as amended. Additional review was necessitated due to the Company’s increased market capitalization, which required expanded audit testing and review. Also includes comfort letter procedures.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefit plans.

(3)	Tax fees consist of fees for tax return preparation services, tax planning advice and assistance with tax examination.

(4)	All other fees consist of fees related to compliance reviews.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the Company’s audited financial statements for the year ended December 31, 2019, the Audit Committee:

●	reviewed and discussed the Company’s audited financial statements with management and with BKD, the Company’s independent registered public accounting firm for 2019;

●	discussed with BKD the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

●	received the written disclosures and the letter from BKD required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD’s communications with the Audit Committee concerning independence, and discussed with BKD its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Submitted by the Members of the Audit Committee

Gaylyn J. Finn, Chairperson
Tom R. Helberg
Rita A. Kissner
Timothy J. Stolly

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2021 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company by no later than November 6, 2020, to be eligible for inclusion in the Company’s proxy card, notice of meeting and proxy statement relating to the 2020 Annual Meeting. Upon receipt of a shareholder proposal, the Company will determine whether to include the proposal in the proxy materials in accordance with the applicable rules and regulations of the SEC. The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2021 Annual Meeting of Shareholders, and does not notify the Corporate Secretary of the Company of the proposal by January 20, 2021, the proxies solicited by the Board for use at the 2021 Annual Meeting may be voted on the proposal, without any discussion of the proposal in the Company’s proxy statement for the 2021 Annual Meeting. In each case, written notice must be given to the Corporate Secretary of the Company at the following address: Keeta J. Diller, Corporate Secretary, SB Financial Group, Inc., 401 Clinton Street, Defiance, Ohio 43512.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other business to be presented for action by the shareholders at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented at the Annual Meeting, or at any adjournment of the Annual Meeting, the persons named and acting under the proxies solicited by the Board will vote the Common Shares represented by such proxies on such matters in accordance with their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.

IT IS IMPORTANT THAT PROXIES BE SUBMITTED PROMPTLY. EVEN IF YOU PLAN PARTICIPATE IN THE ANNUAL MEETING VIA THE LIVE WEBCAST, YOU ARE ENCOURAGED TO VOTE ELECTRONICALLY VIA THE INTERNET IN ADVANCE OF THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. ALTERNATIVELY, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY.

March 6, 2020	By Order of the Board of Directors,

/s/ Mark A. Klein
Mark A. Klein
Chairman, President & CEO
SB Financial Group, Inc.

The Company will also be hosting six shareholder gatherings for “informational purposes only” to further discuss 2019 performance and 2020 expectations at the following locations, dates and times:

Monday, April 20, 2020	Defiance College Serrick Center	5:30-6:00 pm – Cocktails & Hors de’oeuvres
	701 North Clinton Street	6:00-7:00 pm – Presentation and Q & A
	Defiance, OH 43512	7:00-7:30 pm – Reception

Tuesday, April 21, 2020	Findlay Country Club	5:30-6:00 pm – Cocktails & Hors de’oeuvres
	1500 Country Club Drive	6:00-7:00 pm – Presentation and Q & A
	Findlay, OH 45840	7:00-7:30 pm – Reception

Wednesday, April 22, 2020	Shawnee Country Club	5:30-6:00 pm – Cocktails & Hors de’oeuvres
	1700 Shawnee Road	6:00-7:00 pm – Presentation and Q & A
	Lima, OH 45805	7:00-7:30 pm – Reception

Thursday, April 23, 2020	Pine Valley Country Club	6:00-6:30 pm – Cocktails & Hors de’oeuvres
	10900 Pine Mills Road	6:30-7:30 pm – Presentation and Q & A
	Lima, OH 45805	7:30-8:00 pm – Reception

Tuesday, April 28, 2020	Inverness Club	5:30-6:00 pm – Cocktails & Hors de’oeuvres
	4601 Door Street	6:00-7:00 pm – Presentation and Q & A
	Toledo, OH 43615	7:00-7:30 pm – Reception

Wednesday, April 29, 2020	Embassy Suites	6:00-6:30 pm – Cocktails & Hors de’oeuvres
	5100 Upper Metro Place	6:30-7:30 pm – Presentation and Q & A
	Dublin, OH 43017	7:30-8:00 pm – Reception